Registration No. 333-64890

Registration No. 333-09373

Registration No. 33-78576

Registration No. 33-40987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sonic Corp.

(Exact name of registrant as specified in its charter)

Delaware	73-1371046
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Johnny Bench Drive

Oklahoma City, Oklahoma 73104

(Address of principal executive offices)

1991 Sonic Corp. Stock Option Plan

1991 Sonic Corp. Directors’ Stock Option Plan

(Full title of the plan)

Paige S. Bass

Vice President and General Counsel

300 Johnny Bench Drive

Oklahoma City, Oklahoma 73104

(405) 225-5000

(Name, address and telephone number of agent for service)

Copies to:

John J. Cannon, III

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

(212) 848-8159

EXPLANATORY NOTE

1991 Sonic Corp. Stock Option Plan

Sonic Corp. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain shares of the Registrant’s common stock, par value $0.01 per share, (the “Common Stock”) previously registered for issuance under the 1991 Sonic Corp. Stock Option Plan (the “1991 Plan”) by the Registrant pursuant to Registration Statements on Form S-8 (Registration Nos. 333-64890, 333-09373, and 33-78576), filed with the Securities and Exchange Commission on July 11, 2001, August 1, 1996, and May 4, 1994, respectively (collectively, the “1991 Plan Registration Statements”). The 1991 Plan Registration Statements, in the aggregate, have registered 2,036,472 shares of Common Stock. The 1991 Plan Registration Statements are hereby amended to deregister all shares of Common Stock that were previously registered and that remain unissued under the 1991 Plan. After giving effect to this Amendment, there will be no remaining registered shares of Common Stock available for issuance under the 1991 Plan.

1991 Sonic Corp. Directors’ Stock Option Plan

The Registrant is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain shares of Common Stock previously registered for issuance under the 1991 Sonic Corp. Directors’ Stock Option Plan (the “Directors’ Plan”) by the Registrant pursuant to the Registration Statement on Form S-8 (Registration No. 33-40987) filed with the Securities and Exchange Commission on May 31, 1991 (the “Directors’ Plan Registration Statement”). The Directors’ Plan Registration Statement registered 150,000 shares of Common Stock under the Directors’ Plan. The Directors’ Plan Registration Statement is hereby amended to deregister all shares of Common Stock that were previously registered and that remain unissued under the Directors’ Plan. After giving effect to this Amendment, there will be no remaining registered shares of Common Stock available for issuance under the Directors’ Plan.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma on April 1, 2014.

Sonic Corp.

By:	/s/ Paige S. Bass
Name:	Paige S. Bass
Title:	Vice President and General Counsel

Note: No other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

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